Exhibit 99.1

Rafael Holdings Completes Merger with Cyclo Therapeutics Following Shareholder Approvals

Cyclo Therapeutics’ TransportNPC™ Phase 3 clinical trial for Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1, a rare and fatal genetic disease, is fully enrolled and results from the 48-week interim analysis are expected in the middle of 2025

NEWARK, NJ and GAINESVILLE, FL – March 26, 2025 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL), and Cyclo Therapeutics, Inc. (NASDAQ: CYTH) today announced the closing of their business combination following approval by shareholders of both companies. Rafael Holdings issued shares of its Class B common stock to Cyclo Therapeutics’ shareholders representing approximately 22% of the combined company, based on the exchange ratio in the merger agreement between the parties determined to be 0.3525. Rafael also issued warrants to purchase shares of Rafael Class B common stock to certain holders of Cyclo warrants. Rafael Holdings has identified Trappsol® Cyclo™ as its lead clinical asset and looks forward to the TransportNPC™ 48-week interim analysis. TransportNPC™ is a prospective, randomized, double-blind, placebo controlled, multi-center therapeutic study in Pediatric and Adult Patients with Niemann-Pick Disease Type C1.

“The merger with Cyclo Therapeutics is a major step forward in our strategy to develop clinical stage assets in areas of high unmet medical need,” said Bill Conkling, President and CEO of Rafael Holdings. Bill added, “We are impressed with the execution of the team in fully enrolling a comprehensive clinical trial in NPC and we eagerly await the interim analysis in the middle of 2025. Rafael Holdings is excited to welcome the talented Cyclo Therapeutics’ team and we are committed to leveraging our resources to help bring Trappsol® Cyclo™ to NPC patients.”

N. Scott Fine, Chief Executive Officer of Cyclo Therapeutics, commented, “We are extremely pleased to announce the completion of our merger with Rafael Holdings and believe that the strength of the combined companies solidifies our commitment to deliver the results of the TransportNPC™ trial for our shareholders and patients suffering from this debilitating and fatal disease. Our partnership with Rafael Holdings during the last two years has enabled Cyclo to get to where we are today and we are thankful to their management team.”

Schwell Wimpfheimer & Associates served as legal advisor to Rafael Holdings and Fox Rothschild LLP served as legal advisor to Cyclo Therapeutics. Cassel Salpeter & Co. acted as financial advisor to the special committee of the Cyclo Therapeutics Board of Directors in connection with the transaction.

About Rafael Holdings, Inc.

Rafael Holdings, Inc. is a biotechnology company with interests in clinical and early-stage pharmaceutical companies including a 100% interest in Cyclo Therapeutics, LLC, a biotechnology company dedicated to developing Rafael’s lead clinical candidate, Trappsol® Cyclo™, which is being evaluated in clinical trials, including an ongoing Phase 3 trial for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal, and progressive genetic disorder.  Rafael also holds a majority interest in LipoMedix Pharmaceuticals Ltd., a clinical stage pharmaceutical company, Barer Institute Inc., a wholly owned preclinical cancer metabolism research operation, a majority interest in Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, a majority interest in Rafael Medical Devices, LLC, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries, and a majority interest in Day Three Labs, Inc., a company which empowers third-party manufacturers to reimagine their existing cannabis offerings enabling them to bring to market better, cleaner, more precise and predictable versions by utilizing Day Three’s technology and innovation like Unlokt™.

About Cyclo Therapeutics, LLC.

Cyclo Therapeutics, LLC. (“Cyclo”) is a wholly owned subsidiary of Rafael Holdings, Inc. (NYSE: RFL). Cyclo is a clinical-stage biotechnology company dedicated to developing life-changing medicines through science and innovation for patients and families living with disease. The Company’s Trappsol® Cyclo™, an orphan drug designated product in the United States and Europe, is the subject of four formal clinical trials for Niemann-Pick Disease Type C1, a rare and fatal genetic disease, (www.ClinicalTrials.gov NCT02939547, NCT02912793, NCT03893071 and NCT04860960). Cyclo is conducting a Phase 2b clinical trial using Trappsol® Cyclo™ intravenously in early Alzheimer’s disease (NCT05607615) based on encouraging data from an Expanded Access program for Alzheimer’s disease (NCT03624842).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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